                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                        Sybron International Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                        SYBRON INTERNATIONAL CORPORATION
                           411 EAST WISCONSIN AVENUE
                                   24TH FLOOR
                           MILWAUKEE, WISCONSIN 53202
                                 (414) 274-6600

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON FEBRUARY 2, 2000

                             ---------------------
     Notice is hereby given that the Annual Meeting of Shareholders of Sybron International Corporation, a Wisconsin corporation (the "Company"), will be held on Wednesday, February 2, 2000, at 10:00 a.m., Eastern Standard Time, at the offices of Donaldson, Lufkin & Jenrette, Inc., 277 Park Avenue, New York, New York 10172, for the following purposes:

          1. To elect two directors to serve as Class II directors until the 2003 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

          2. To reapprove the Sybron International Corporation Senior Executive Incentive Compensation Plan, as amended, as required by Section 162(m) of the Internal Revenue Code (a copy of the amended and restated plan is attached as Exhibit A to the accompanying Proxy Statement); and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on December 8, 1999 as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     We hope you will assure that your shares will be represented at the meeting, whether or not you expect to be present in person, either by voting electronically via the Internet (by accessing http://www.eproxyvote.com/syb or telephone (by dialing 1-877-779-8683 on a touch-tone telephone), or by signing and returning the enclosed proxy card in the accompanying envelope. It is important that proxies be submitted promptly. Returning your proxy promptly, either via the Internet, via telephone, or in the enclosed envelope, will assist the Company in reducing the expenses of additional proxy solicitation. Your vote is important and the Board of Directors appreciates the cooperation of shareholders in directing proxies to vote at the meeting.

                                            By Order of the Board of Directors,

                                            /S/ R. Jeffrey Harris
                                            -----------------------------
                                            R. JEFFREY HARRIS
                                            Secretary
Milwaukee, Wisconsin
December 22, 1999

                        SYBRON INTERNATIONAL CORPORATION
                           411 EAST WISCONSIN AVENUE
                                   24TH FLOOR
                           MILWAUKEE, WISCONSIN 53202
                                 (414) 274-6600

                             ---------------------

                                PROXY STATEMENT
                               DECEMBER 22, 1999

                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON FEBRUARY 2, 2000

                             ---------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished by the Board of Directors (the "Board of Directors") of Sybron International Corporation, a Wisconsin corporation (the "Company"), to the shareholders of the Company in connection with a solicitation of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:00 a.m., Eastern Standard Time, on Wednesday, February 2, 2000, at the offices of Donaldson, Lufkin & Jenrette, Inc., 277 Park Avenue, New York, New York 10172, and at any and all adjournments thereof. This Proxy Statement and the accompanying materials are first being mailed to shareholders on or about December 22, 1999.

     This year, shareholders of record will have the option to vote by proxy electronically via the Internet or a touch-tone telephone. Proxy voting through electronic means is valid under Wisconsin law, and the Company is offering electronic services both as a convenience to its shareholders and as a step towards reducing costs. Shareholders not wishing to utilize electronic voting methods may continue to cast votes by returning their signed and dated proxy card.

     Shareholders whose shares are registered directly with EquiServe may vote either via the Internet or by calling EquiServe. Specific instructions to be followed by any registered shareholder interested in voting via Internet or telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder's identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

     If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders who receive a paper copy of the annual report and proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP's program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper voting form in the postage paid envelope provided.

     Any proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy via the Internet, via telephone or by mail, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Annual Meeting, or by attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by a proxy, whether delivered via the Internet, via telephone or by mail, will be voted in accordance with the shareholder's directions if the proxy is duly submitted prior to the Annual Meeting. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the directors nominated by the Board of Directors, FOR reapproval of the Sybron International Corporation Senior Executive Incentive Compensation Plan, as amended and restated (the "Incentive Plan"), and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Annual Meeting.

     The expense of preparing, printing, and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the Internet, telephones, and mail, proxies may be solicited by officers, directors, and regular employees of the Company, without additional remuneration, in person, or by telephone, telegraph or facsimile transmission. The Company will also request brokerage firms, nominees, custodians, and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. The Company has retained Corporate Investor Communications, Inc. to aid in the solicitation of proxies, including the soliciting of proxies from brokerage firms, banks, nominees, custodians, and fiduciaries, for a fee not anticipated to exceed $6,000 plus expenses. Your cooperation in promptly voting by proxy via the medium of your choice will help to avoid additional expense.

     At December 8, 1999, the Company had outstanding 104,026,205 shares of Common Stock, and there were no outstanding shares of any other class of stock. Only shareholders of record at the close of business on December 8, 1999 will be entitled to notice of, and to vote at, the Annual Meeting. Each share of Common Stock outstanding on the record date entitles the holder thereof to one vote on each matter to be voted upon by shareholders at the Annual Meeting.

     A majority of the votes entitled to be cast by shares entitled to vote, present in person or by proxy, shall constitute a quorum at the Annual Meeting. Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence or absence of a quorum, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld from the broker ("broker non-votes") absent voting instructions from the beneficial owner under the rules of the New York Stock Exchange. The Inspector of Election appointed by the Board of Directors shall determine the shares represented at the meeting and the validity of proxies and ballots, and shall count all votes and ballots. The voting requirements and procedures described below are based upon provisions of the Wisconsin Business Corporation Law, the Company's charter documents, and any other requirements applicable to the matters to be voted upon.

     Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a shareholders meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen in the election. Therefore, any shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

     If a quorum exists, the affirmative vote of a majority of the votes cast on the proposal will be required to reapprove the performance goals in the Incentive Compensation Plan, as required by Section 162(m) of the Internal Revenue Code. Because neither abstentions nor broker non-votes are considered votes cast, neither will have an effect on the voting for this proposal.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the outstanding shares of Common Stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, by nominees for director and directors of the Company, by the executive officers named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group. Amounts are as of December 8, 1999 for nominees for director, directors, and executive officers. Amounts for 5% shareholders are as of the date such shareholders reported such holdings in filings under the Securities Exchange Act of 1934 (the "Exchange Act").

                                                                      COMMON STOCK
                                                                ------------------------
                      NAME AND ADDRESS                           NUMBER OF      PERCENT
                        OF OWNER(A)                             SHARES OWNED    OF CLASS
                      ----------------                          ------------    --------
Harris Associates L.P.(b)...................................      6,387,764        6.1%
Two North LaSalle Street, Suite 500
Chicago, Illinois 60602-3790
Putnam Investments, Inc. (c)................................     11,681,287       11.2%
One Post Office Square
Boston, Massachusetts 02109
Don H. Davis, Jr. (d).......................................         77,530          *
Christopher L. Doerr (e)....................................         26,200          *
Robert B. Haas (d)..........................................      2,679,508        2.6%
Thomas O. Hicks (d).........................................      1,794,464        1.7%
William U. Parfet (e).......................................         36,500          *
Joe L. Roby (d).............................................        225,942          *
Richard W. Vieser (d).......................................        169,884          *
Kenneth F. Yontz (f)........................................      2,171,487        2.1%
Dennis Brown (g)............................................        825,842          *
R. Jeffrey Harris (h).......................................      1,011,079        1.0%
Frank H. Jellinek, Jr. (i)..................................        469,683          *
Floyd W. Pickrell, Jr. (j)..................................        559,435          *
All directors and executive officers as a group (12
  persons)(k)...............................................     10,047,554        9.4%

---------------
 *  Represents less than 1% of the class.

(a) Except as otherwise indicated, each person has the sole power to vote and dispose of all shares listed opposite his or its name.

(b) Based on Amendment No. 5 to Schedule 13G under the Exchange Act dated February 11, 1999. Harris Associates L.P., reporting on behalf of itself and its general partner, Harris Associates, Inc., has indicated shared voting power with respect to all of the shares, shared investment power with respect to 3,244,600 of the shares, and sole investment power with respect to 3,143,164 of the shares of Common Stock reported.

(c) Based on Amendment to Schedule 13G under the Exchange Act, dated January 26, 1999. Putnam Investments, Inc., reporting on behalf of itself and its parent holding company, Marsh & McLennan Companies, Inc., and its investment advisors and subsidiaries, Putnam Investment Management, Inc., The Putnam Advisory Company, Inc., and Putnam New Opportunities Fund, has indicated shared voting power with respect to 155,900 of the shares, sole voting power with respect to none of the shares, and shared investment power with respect to all of the shares of Common Stock reported.

(d) Includes, for each of Messrs. Davis, Haas, Hicks, Roby, and Vieser, 60,000 shares of Common Stock issuable upon the exercise of stock options granted to each of them pursuant to the Company's Amended and Restated 1994 Outside Directors' Stock Option Plan and 12,000 shares of Common Stock issuable upon the exercise of stock options granted to each of them pursuant to the Company's 1999 Outside Directors' Stock Option Plan. With respect to Mr. Davis, includes 1,680 shares as to which he shares voting and investment power. With respect to Mr. Haas, includes 1,905,000 shares as to which he shares voting and investment power.

(e) Includes, for each of Messrs. Doerr and Parfet, 12,000 shares of Common Stock issuable upon the exercise of stock options granted to each of them pursuant to the Company's Amended and Restated 1994 Outside Directors' Stock Option Plan and 12,000 shares of Common Stock issuable upon the exercise of stock options granted to each of them pursuant to the Company's 1999 Outside Directors' Stock Option Plan.

(f) Mr. Yontz has shared voting power with respect to 55,550 of the shares of Common Stock reported and shared investment power with respect to 56,626 of the shares of Common Stock reported. Includes 789,924 shares of Common Stock issuable upon the exercise of outstanding employee stock options held by Mr. Yontz.

(g) Mr. Brown has shared investment power with respect to 824 of the shares of Common Stock reported. Includes 825,018 shares of Common Stock issuable upon the exercise of outstanding employee stock options held by Mr. Brown.

(h) Mr. Harris has shared voting power with respect to 83,138 of the shares of Common Stock reported and shared investment power with respect to 84,309 of the shares of Common Stock reported. Includes 587,820 shares of Common Stock issuable upon the exercise of outstanding employee stock options held by Mr. Harris.

(i) Mr. Jellinek has shared investment power with respect to 891 of the shares of Common Stock reported. Includes 298,400 shares of Common Stock issuable upon the exercise of outstanding employee stock options held by Mr. Jellinek.

(j) Mr. Pickrell has shared investment power with respect to 1,211 of the shares of Common Stock reported. Includes 238,220 shares of Common Stock issuable upon the exercise of outstanding employee stock options held by Mr. Pickrell.

(k) Includes (i) 3,147,382 shares of Common Stock issuable upon the exercise of outstanding stock options held by all directors and executive officers as a group, (ii) 2,045,368 shares as to which there is shared voting power, and
    (iii) 2,050,541 shares as to which there is shared investment power.

    The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement; accordingly, it includes shares of Common Stock that are issuable upon the exercise of stock options exercisable within 60 days of December 8, 1999. Such information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                             ELECTION OF DIRECTORS

     Action will be taken at the Annual Meeting for the election of two directors to serve as Class II directors until the 2003 annual meeting of shareholders and until their respective successors are duly elected and qualified. The election shall be determined by a plurality vote duly cast. It is intended that the persons appointed as proxies in the proxy card will vote FOR the election of the two nominees listed below, unless instructions to the contrary are given therein. The two nominees have indicated that they are able and willing to serve as directors. However, if some unexpected occurrence should require the substitution of some other person or persons for any of the nominees, it is intended that the proxies will vote FOR such substitute nominees as the Board of Directors may designate.

     The following table sets forth the principal occupations (for at least the last five years) and directorships of the two nominees in Class II and of the six directors whose terms of office will continue after the Annual Meeting.

                                                                                       DIRECTOR OF
                                                                                         COMPANY
NAME(A)                         PRINCIPAL OCCUPATION AND DIRECTORSHIPS           AGE      SINCE
-------                         --------------------------------------           ---   -----------
Nominees for election as Class II Directors, whose terms will expire in 2003:

Thomas O. Hicks        Actively involved in private investments since 1970,      53       1987
                         specializing in leveraged buyouts; currently serves as
                         Chairman of the Board and Chief Executive Officer of
                         Hicks, Muse, Tate & Furst Incorporated (an investment
                         firm specializing in strategic investments and
                         leveraged acquisitions). Chairman and director of
                         AMFM, Inc. (formerly Chancellor Media Corporation).
                         Director of CCI Holdings, CEI Citicorp Holdings, S.A.,
                         CorpGroup Limited, DAC Vision, Inc., Home Interiors &
                         Gifts, Inc., MVS Corporation, Stratford Capital
                         Partners, Triton Energy Limited, Viasystems Group,
                         Inc., Olympus Real Estate, Inc., Lin Television,
                         Teligent, Inc. and Mumms Perrier-Jouet. Chairman of
                         the Board and Owner of the Dallas Stars Hockey Club as
                         well as the Chairman and Owner of the Texas Rangers
                         Baseball Club.

Robert B. Haas         Actively involved in private investments since 1978,      52       1987
                         specializing in leveraged buyouts and venture capital
                         investments; currently serves as Chairman of the Board
                         and Chief Executive Officer of Haas, Wheat & Partners
                         Incorporated (a private investment firm specializing
                         in leveraged acquisitions). Director of Haas, Wheat &
                         Partners Incorporated, Haas & Partners Incorporated,
                         Playtex Products, Inc., AMN Holdings, Inc., Walls
                         Holding Company, Inc., Nebraska Book Company, Inc.,
                         NBC Acquisition Corporation, Specialty Foods
                         Corporation, and Specialty Foods Acquisition
                         Corporation.

                                                                                       DIRECTOR OF
                                                                                         COMPANY
       NAME(A)                  PRINCIPAL OCCUPATION AND DIRECTORSHIPS           AGE      SINCE
       -------                  --------------------------------------           ---   -----------
Class I Directors, whose terms will expire in 2002:

Don H. Davis, Jr.      Chairman and Chief Executive Officer of Rockwell          60       1992
                         International Corporation (a manufacturer of
                         electronic controls and communications) since February
                         1998; President and Chief Executive Officer of
                         Rockwell International Corporation from January 1997
                         to February 1998; President and Chief Operating
                         Officer of Rockwell International Corporation, January
                         1995 to January 1997; Executive Vice President and
                         Chief Operating Officer of Rockwell International
                         Corporation, 1994 to 1995; Senior Vice President and
                         President, Automation, Rockwell International
                         Corporation, 1993 to 1994; President of Allen-Bradley
                         Company (a manufacturer of industrial automation
                         control and information systems and a wholly owned
                         subsidiary of Rockwell International Corporation) from
                         1989 to 1994. Director of Rockwell International
                         Corporation and Ingram Micro Inc.

Richard W. Vieser      Chairman and Chief Executive Officer of FL Industries,    72       1992
                         Inc. (a diversified manufacturing company) from June
                         1985 to December 1989; Chairman and Chief Executive
                         Officer of FL Aerospace (also a diversified
                         manufacturing company; formerly known as Midland-Ross
                         Corporation) from September 1986 to December 1989;
                         Chairman, President and Chief Executive Officer of
                         Lear Siegler, Inc. (a diversified manufacturing
                         company) from March 1987 to December 1989; and
                         President and Chief Operating Officer of McGraw-
                         Edison Company from April 1984 through June 1985.
                         Chairman, Varian Medical Systems, Inc. Director of
                         Harvard Industries, Inc., Global Industrial
                         Technologies, Inc., International Wire Group, Inc.,
                         and Viasystems Group, Inc.

Christopher L. Doerr   President and Co-Chief Executive Officer of LEESON        50       1997
                         Electric Corporation (a manufacturer of custom and
                         standard industrial purpose electric motors). Director
                         of Kickhaefer Manufacturing Company.

                                                                                       DIRECTOR OF
                                                                                         COMPANY
       NAME(A)                  PRINCIPAL OCCUPATION AND DIRECTORSHIPS           AGE      SINCE
       -------                  --------------------------------------           ---   -----------
Class III Directors, whose terms will expire in 2001:

Kenneth F. Yontz       President and Chief Executive Officer of the Company      55       1987
                         since October 1987; Chairman of the Board since
                         December 1987; President and Chief Executive Officer
                         of the company formerly known as Sybron Corporation
                         and acquired by the Company in 1987 (the "Acquired
                         Company") from February 1986 until September 1992;
                         director of the Acquired Company from February 1986 to
                         March 1988; previously Group Vice President and
                         Executive Vice President of the Allen-Bradley Company.
                         Director of Playtex Products, Inc., and Viasystems
                         Group, Inc.

Joe L. Roby            President and Chief Executive Officer of Donaldson,       60       1989
                         Lufkin & Jenrette, Inc. ("DLJ") (an investment banking
                         firm) since February 1998; Chief Operating Officer of
                         DLJ from November 1995 until February 1998, and
                         President of DLJ since February 1996; Chairman of
                         Investment Banking Group of Donaldson, Lufkin &
                         Jenrette Securities Corporation ("DLJSC") (a
                         subsidiary of DLJ) from 1989 to November 1995;
                         Managing Director of DLJSC from 1984 to November 1995.
                         Director of DLJ and Advanced Micro Devices, Inc.(b)

William U. Parfet      Chairman and CEO of MPI Research (a pre-clinical          53       1997
                         toxicology research laboratory) since May 3, 1999;
                         Co-Chairman of MPI Research between October 1995 and
                         May 3, 1999; President and Chief Executive Officer of
                         Richard-Allan Medical Industries, Inc. from October
                         1993 to January 1996; Vice Chairman of the Board and
                         President of The Upjohn Company, 1991 to 1993.
                         Director of Pharmacia & Upjohn, Inc., CMS Energy
                         Corporation, Stryker Corporation, and MPI Research.

---------------
(a) See "Committees and Meetings of the Board of Directors" for memberships on Board committees.

(b) The Company engaged DLJSC during fiscal year 1999 to assist the Company in the divestiture of its subsidiary, Nalge Process Technologies, Inc., and to provide other financial advisory services.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company has the following standing committees of the Board of Directors, whose present members are as identified below. There is no standing nominating committee.

     Messrs. Doerr, Parfet, Roby and Vieser currently serve as members of the Audit Committee. During the fiscal year ended September 30, 1999, this committee met 3 times. The Audit Committee is responsible for assisting the Board of Directors with respect to its oversight of corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company.

     Messrs. Davis, Haas, Hicks, and Vieser serve as members of the Compensation/Stock Option Committee. During the fiscal year ended September 30, 1999, this committee met 4 times. The Compensation/ Stock Option Committee is responsible for making recommendations to the Board of Directors concerning compensation of the Company's employees, officers, and directors, and is authorized to determine the compensation of executive officers of the Company. The Compensation/Stock Option Committee is authorized to administer the various incentive plans of the Company and has all of the powers attendant thereto, including the power to grant employee stock options.

     During the fiscal year ended September 30, 1999, the Board of Directors met 5 times. No member of the Board of Directors attended fewer than 75% of the total number of meetings held by the Board of Directors and the committees on which he served, except Mr. Hicks, who attended more than 66% of those meetings.

SHAREHOLDER NOMINATION OF DIRECTOR CANDIDATES

     The Bylaws of the Company provide that any shareholder who shall be entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors subject to the following notice requirements.

     A shareholder desiring to nominate a person or persons for election to the Board of Directors must send a written notice to the Secretary of the Company setting forth: (a) the name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record or a beneficial holder of stock of the Company entitled to vote at the meeting (including the number of shares the shareholder owns and the length of time the shares have been held) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all relationships, arrangements, and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the written consent of each nominee to serve as a director of the Company if so elected, with such written consent attached thereto. The Bylaws require similar notice with respect to shareholder proposals for other actions to be taken at a meeting of shareholders. See "Shareholder Proposals" below.

     To be timely, such notice must be delivered to or mailed and received at the principal executive offices of the Company (i) in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting (any time from November 4, 2000 to and including December 4, 2000, with respect to the 2001 annual meeting) or (ii) in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date and in the case of a special meeting, notice must be so received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or the day on which public disclosure of the meeting date was made.

DIRECTORS' COMPENSATION

     Directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. In addition, during fiscal 2000, each director of the Company who is not also an officer or employee of the Company (an "Outside Director") will receive an annual retainer of $18,000 and a fee of $1,000 for each meeting of the Board of Directors at which such director is present. Each Outside Director who is a member of a committee of the Board of Directors will also receive a fee of $750 for each meeting of such committee at which such director is present. For fiscal 1999, those fees were also $18,000, $1,000 and $750, respectively. In addition, each person serving as an Outside Director has been automatically granted an option each year to purchase 12,000 shares of Company Common Stock pursuant to the terms of the Sybron International Corporation Amended and Restated 1994 Outside Directors' Stock Option Plan, which was replaced last year with the Sybron International Corporation 1999 Outside Directors' Stock Option Plan, at an exercise price equal to the fair market value of the Common Stock on the date of grant.

     On June 8, 1995, Richard-Allan Scientific Company, a subsidiary of the Company ("RASC"), entered into a consulting agreement with William U. Parfet, who became a director of the Company during fiscal 1997. The consulting agreement, which relates to the identification of opportunities for RASC and promotion of its products by Mr. Parfet, continues until June 7, 2000. During the first six (6) months of the term, Mr. Parfet was required to devote at least two (2) eight-hour days per month to performing his duties under the consulting agreement. During the remainder of the term, he is required to spend at least one (1) eight-hour day per month performing those duties. For his services, Mr. Parfet is paid $8,333 per month. RASC may terminate the consulting agreement prior to expiration of the term in the event Mr. Parfet breaches his obligations thereunder.

                         SHAREHOLDER RETURN COMPARISON

     The graph below sets forth the cumulative total shareholder return on Company Common Stock during the preceding five fiscal years, as compared to the returns of the Standard & Poor's 500 Stock Index and the Standard & Poor's Health Care Composite Index. The graph assumes that $100 was invested on September 30, 1994 in Company Common Stock and in each of the two Standard & Poor's indices, and that, as to such indices, dividends were reinvested. The Company has not, since its inception, paid any dividends on its Common Stock.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
PERFORMANCE GRAPH

                                                         SYBRON                      S&P 500                 S&P HEALTH CARE
                                                         ------                      -------                 ---------------
9/94                                                     100.00                      100.00                      100.00
3/95                                                     104.40                      108.20                      112.30
9/95                                                     116.70                      126.30                      134.70
3/96                                                     142.00                      139.50                      155.50
9/96                                                     168.10                      148.60                      179.40
3/97                                                     160.90                      163.60                      196.50
9/97                                                     248.90                      204.70                      243.80
3/98                                                     302.90                      238.10                      305.90
9/98                                                     221.70                      219.80                      335.80
3/99                                                     289.90                      278.00                      386.00
9/99                                                     311.60                      277.20                      353.20

--------------------------------------------------------------------------------------------------------------------------------
                            9/94      3/95     9/95     3/96     9/96     3/97     9/97     3/98     9/98     3/99     9/99
--------------------------------------------------------------------------------------------------------------------------------
Sybron                     $100.00   $104.4   $116.7   $142.0   $168.1   $160.9   $248.9   $302.9   $221.7   $289.9   $311.6
--------------------------------------------------------------------------------------------------------------------------------
 S&P 500                   $100.00   $108.2   $126.3   $139.5   $148.6   $163.6   $204.7   $238.1   $219.8   $278.0   $277.2
--------------------------------------------------------------------------------------------------------------------------------
 S&P Health Care           $100.00   $112.3   $134.7   $155.5   $179.4   $196.5   $243.8   $305.9   $335.8   $386.0   $353.2
--------------------------------------------------------------------------------------------------------------------------------

                      COMPENSATION/STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation/Stock Option Committee of the Board of Directors (the "Committee") is responsible for analyzing and approving the Company's general compensation policies and for making specific compensation decisions with respect to the Company's executive officers. During fiscal 1999, the Committee was comprised of the individuals listed at the end of this Report, each of whom is an Outside Director.

COMPENSATION PHILOSOPHY

     The general philosophy of the Company's executive compensation program is to offer its key executives competitive compensation based both on the Company's performance and on the employee's individual contribution and performance. The Company's executive compensation policies are intended to motivate and reward highly qualified executives for long-term strategic management and the enhancement of shareholder value, support a performance-oriented environment that rewards achievement of internal Company goals which are designed to be consistent with the interests of shareholders, and attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company.

     The Company's executive compensation program consists of three main components:

        - Base Salary

        - Annual Cash Bonus Incentives

        - Stock Incentives

BASE SALARY

     In September of each year, the Committee meets to consider and finalize executive officer base salaries for the following calendar year. In setting such salaries, the Committee considers competitive market data, the relevant impact of each executive's performance on the future growth and success of the Company, the complexity of the Company's businesses in which the executive is involved, the overall economic environment, and such other factors as the Committee may deem relevant to the particular executive. With respect to the executives who are the presidents of, and directly responsible for managing, the Company's principal operating subsidiaries (currently Sybron Laboratory Products Corporation and Sybron Dental Specialties, Inc.), the Committee also considers the nature and complexity of each executive's subsidiary's operations, each executive's subsidiary's contribution to the Company in terms of sales volume and earnings, the nature and number of foreign operations for which the executive is responsible, and the relevant impact of the performance of the executive's operating subsidiary on the future growth and success of the Company. Using a similar analysis, the Committee will consider changes to an executive officer's compensation at any time if a change in the scope of the executive officer's responsibilities justifies such consideration.

     In light of the factors set forth above, when setting base salaries for calendar 1999, the Committee used as its reference point salaries in the 95th percentile for executives in companies with sales volumes comparable to that of the Company or the relevant subsidiaries of the Company. The competitive market information examined by the Committee was derived from a linear regression analysis of compensation survey data with respect to approximately 316 United States corporations having sales volumes between $90 million and $153 billion. This group of companies differs from the group of companies included in the S&P Health Care Composite Index reflected in the Company's performance graph contained elsewhere in this Proxy Statement. The survey data, compiled by a national compensation consulting firm, included compensation information for 15,543 executives in multiple industries. As a test of the survey data's ability to reflect the market for executive compensation, the Committee compared the executive compensation market as indicated by this survey data with the executive compensation market as indicated by the survey data of a second national compensation consulting firm. The second firm's survey data included more than 110 executive positions as reported by 710 participating companies with sales volumes ranging from $142 million to $178 billion.

     When it set base salaries for calendar year 1999, the Committee increased base salaries by an average of 7.9% (inclusive of grade level reclassifications) over the salaries then in effect for calendar year 1998. The 1998 salaries included a supplemental increase for Mr. Jellinek in connection with his appointment as president of Sybron Laboratory Products Corporation in May 1998. The average increase for 1999 reflected in the survey data was 6.0%. The base salary paid to the Chief Executive Officer for fiscal 1999 was $737,500 (which incorporates portions of his calendar year salaries for both 1998 and 1999), representing a 7.7% increase over fiscal 1998. In setting Mr. Yontz's salary, the Committee applied the same analysis as it did with respect to all other executive officers, as described above.

ANNUAL CASH BONUS INCENTIVES

     Annual cash bonuses for executive officers are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the financial performance of the Company. In 1994, the Committee redesigned the Company's executive compensation program to place a greater emphasis on performance based compensation and to improve the alignment of internal financial goals, year-over-year earnings growth, enhancement of shareholder value and executive incentives. The Senior Executive Incentive Compensation Plan (the "Incentive Plan"), which was initially approved by the shareholders at the 1995 Annual Meeting, is a component of the redesigned program. The Incentive Plan became effective for the Company's 1995 fiscal year, replacing the previous annual incentive plan under which bonuses were dependent solely upon actual Company performance versus budgeted performance. The Incentive Plan has a budget component which preserves the benefits of the budget discipline, but also has an earnings growth component to provide a tangible, direct link between management incentives and the expectations of the investment community. There are minimum levels of financial performance set by the Committee for bonuses to be triggered, and individual awards depend upon salary grades and the extent to which the goals are exceeded. With respect to the budget component, a participant can earn up to 100% of his or her target award by attaining set operating income targets. With respect to the earnings growth component, once a minimum hurdle growth rate of 8% over the previous year's operating income is reached, a participant can earn an additional bonus amount dependent solely upon the actual rate of year-over-year earnings growth that is achieved. An amendment to add an individual maximum award limitation was approved by shareholders at the 1997 Annual Meeting.

     The Company's 1999 fiscal year was another excellent performance year. As a result, the Chief Executive Officer earned a fiscal 1999 incentive award equal to 158% of his calendar year base salary calculated in accordance with the Incentive Plan bonus formula. Other executive officers eligible under the Incentive Plan received fiscal 1999 awards ranging from 106% to 176% of their base salaries depending on their specific grade levels and the success factor applied to the individual subsidiary (or consolidated) financial performance results.

     A further description of the Incentive Plan and the method by which awards are determined thereunder is set forth under "Proposal to Reapprove the Sybron International Corporation Senior Executive Incentive Compensation Plan" included in this proxy statement. The full text of the Incentive Plan is attached as Exhibit A to this proxy statement. The Incentive Plan was designed to qualify the performance-based compensation paid thereunder for exclusion from the $1 million limit on deductible executive compensation under Section 162(m) of the Internal Revenue Code. Qualification under Section 162(m) requires shareholder approval of the performance goals provided for in the Plan, which was initially obtained in 1995. Continued qualification requires the Plan to be reapproved by shareholders at least every five years. Because this is the fifth year from initial approval, in order to continue the Incentive Plan's qualification under
Section 162(m), we are asking the shareholders to reapprove the Incentive Plan at the 2000 Annual Meeting.

STOCK INCENTIVES

     At their 1995 Annual Meeting, the Company's shareholders approved the Sybron International Corporation Amended and Restated 1993 Long-Term Incentive Plan (the "Stock Plan"), under which incentive stock options, non-qualified stock options, and restricted stock could be granted to executive officers and other key employees of the Company. In 1998, the shareholders approved amendments to the Stock Plan to, among other things, increase the number of shares available for issuance thereunder and eliminate all provisions relating to restricted stock. The Committee views stock-based compensation as a critical component of the Company's overall executive compensation program.

     The Stock Plan was a key component in the Committee's redesign of the Company's executive compensation program in 1994 to improve the alignment of internal financial goals, year-over-year earnings growth, enhancement of shareholder value and executive compensation. Pursuant to this program, in fiscal 1994 and 1995 the Committee granted nonqualified stock options to purchase a total of 4,000,000 shares of Company Common Stock to executive officers (after giving effect to the Company's 2-for-1 stock splits on December 15, 1995 and February 20, 1998), thus providing them an opportunity to realize significant gains should earnings growth and enhanced shareholder value be realized. The Committee continued with this program of significant option grants to executive officers in 1998, when it granted nonqualified options to purchase a total of 3,478,000 shares of Company Common Stock to executive officers, in order to sustain the forces driving shareholder value and the vigor with which the executive officers pursue the Company's growth strategies. As a corollary to these significant grants, the executive officers do not receive option grants under the Company's broader annual grant program for key executives. Executive officers have, however, remained eligible to receive special option grants when warranted, such as in connection with a significant increase in responsibilities. No options were granted to executive officers in 1999.

     Typically, options granted under the Stock Plan vest in equal annual installments on each of the first four anniversaries following the grant date (provided the optionee is still an employee of the Company at that time and provided further that vesting is accelerated upon the optionee's death, disability or retirement). Such options are granted with an exercise price equal to the market value of the Company's Common Stock on the date of the grant, thus serving to focus the optionees' attention on managing the Company from the perspective of an owner with an equity stake in the business.

SECTION 162(M)

     Section 162(m) of the Internal Revenue Code limits, to $1 million, the deductibility by a publicly-held corporation of compensation paid in a taxable year to an individual who, on the last day of the taxable year, was (i) the Chief Executive Officer or (ii) among the four other highest compensated executive officers whose compensation is required to be reported in the Summary Compensation Table. Qualified performance-based compensation is not subject to the deduction limit if certain conditions are met. The Committee has taken the steps necessary to satisfy those conditions in order to preserve the deductibility of executive compensation to the fullest extent possible consistent with its other compensation objectives and overall compensation philosophy. One of the conditions is shareholder approval of the Company's performance-based compensation plans. The Company's shareholders have previously approved the Incentive Plan and the Stock Plan. Shareholder reapproval must be obtained at least every five years for a performance-based plan such as our Incentive Plan which has targets or goals that the Committee has authority to change. Because the Incentive Plan was last approved in its entirety by shareholders in 1995, reapproval by shareholders is being sought at the 2000 Annual Meeting.

                      COMPENSATION/STOCK OPTION COMMITTEE

                            Robert B. Haas, Chairman
                                Thomas O. Hicks
                               Don H. Davis, Jr.
                               Richard W. Vieser

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following table summarizes certain information for each of the last three fiscal years concerning the compensation awarded or paid to or earned by the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers who were serving as executive officers at the end of fiscal 1999 (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                         ---------------------------------
                                                                                 AWARDS            PAYOUTS
                                                                         -----------------------   -------
                                           ANNUAL COMPENSATION                        SECURITIES
                                    ----------------------------------   RESTRICTED   UNDERLYING
                                                          OTHER ANNUAL     STOCK       OPTIONS/     LTIP      ALL OTHER
                                    SALARY      BONUS     COMPENSATION    AWARD(S)       SARS      PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   ($)(A)     ($)(B)         ($)           ($)         (#)(C)       ($)        ($)(D)
---------------------------  ----   ------     ------     ------------   ----------   ----------   -------   ------------
Kenneth F. Yontz...........  1999   737,500   1,183,875(e)  123,205(f)       0                0       0         4,286
  Chairman of the Board,     1998   685,000     831,600    119,291(f)        0        1,000,000       0         4,536
  President, and Chief       1997   630,000   1,387,983    121,442(f)        0                0       0         4,750
  Executive Officer
Frank H. Jellinek, Jr. ....  1999   522,500     932,588     54,519(g)        0                0       0         4,286
  President of the           1998   397,500     870,240     60,971(g)        0          750,000       0         4,286
  Company's subsidiary,      1997   282,500     588,555     55,811(g)        0                0       0         4,071
  Sybron Laboratory
  Products Corporation
Floyd W. Pickrell, Jr. ....  1999   392,500     424,000     31,475(h)        0                0       0         4,286
  President of the           1998   363,750     388,500     29,410(h)        0          578,000       0         4,286
  Company's subsidiary,      1997   336,250     389,425     38,702(h)        0                0       0         4,071
  Sybron Dental
  Specialties, Inc.
R. Jeffrey Harris..........  1999   312,500     413,280     31,789(i)        0                0       0         4,473
  Vice President -- General  1998   278,750     281,880     38,412(i)        0          500,000       0         4,539
  Counsel and Secretary      1997   241,250     265,482     36,818(i)        0                0       0         4,770
Dennis Brown...............  1999   312,500     413,280     70,486(j)        0                0       0         4,523
  Vice                       1998   278,750     281,880     49,853(j)        0          500,000       0         4,579
  President -- Finance,      1997   241,250     265,482     46,834(j)        0                0       0         4,775
  Chief Financial Officer
  and Treasurer

---------------
(a) The salary amounts set forth include amounts deferred at the named executive officer's option through contributions to the Sybron International Corporation Savings and Thrift Plan (the "Savings Plan").

(b) Consists of bonuses earned pursuant to the Sybron International Corporation Senior Executive Incentive Compensation Plan, which amounts were either paid as soon as practicable following the beginning of the next fiscal year or deferred pursuant to the Sybron International Corporation Deferred Compensation Plan.

(c) Consists entirely of stock options.

(d) Consists entirely of employer contributions to the Savings Plan allocated to the account of the named executive officer.

(e) The total bonus earned by Mr. Yontz for fiscal 1996 was $798,600. A portion of this bonus was deferred by the Compensation/Stock Option Committee to the extent that the bonus exceeded the amount able to be deducted by the Company for federal income tax purposes in the 1996 taxable year. The amount deferred, which was paid during fiscal 1997, was $479,823, which amount is included in the 1997 bonus amount in the table.

(f) For 1999, includes $27,447 for executive life insurance (including tax gross-up payments), $33,050 for an executive car and related expenses (including tax gross-up payments), $9,468 for club memberships, $10,000 for financial planning services, $655 for an executive physical and $42,585 for personal use of Company aircraft. For 1998, includes $27,447 for executive life insurance (including tax gross-up payments), $33,005 for an executive car and related expenses (including tax gross-up payments), $8,483 for club memberships, $10,000 for financial planning services and $40,356 for personal use of Company aircraft. For 1997, includes $27,447 for executive life insurance (including tax gross-up payments), $31,912 for an executive car and related expenses (including tax gross-up payments), $9,211 for club memberships, $10,000 for financial planning services and $42,872 for personal use of Company aircraft.

(g) For 1999, includes $25,764 for executive life insurance (including tax gross-up payments), $24,136 for an executive car and related expenses (including tax gross-up payments), $3,900 for club memberships and $719 for personal use of Company aircraft. For 1998, includes $22,768 for executive life insurance (including tax gross-up payments), $30,351 for an executive car and related expenses (including tax gross-up payments), $3,900 for club memberships, $1,285 for financial planning services and $2,667 for personal use of Company aircraft. For 1997, includes $13,559 for executive life insurance (including tax gross-up payments), $22,915 for an executive car and related expenses (including tax gross-up payments), $13,250 for club memberships and $6,087 for personal use of Company aircraft.

(h) For 1999, includes $11,983 for executive life insurance (including tax gross-up payments), $15,079 for an executive car and related expenses (including tax gross-up payments), $3,980 for club memberships and $433 for an executive physical. For 1998, includes $11,983 for executive life insurance (including tax gross-up payments), $13,062 for an executive car and related expenses (including tax gross-up payments), $3,780 for club memberships and $585 for an executive physical. For 1997, includes $11,983 for executive life insurance (including tax gross-up payments), $18,069 for an executive car and related expenses (including tax gross-up payments), $3,780 for club memberships, $742 for an executive physical and $4,128 for personal use of Company aircraft.

(i) For 1999, includes $6,374 for executive life insurance (including tax gross-up payments), $14,190 for an executive car and related expenses (including tax gross-up payments), $7,225 for club memberships and $4,000 for financial planning services. For 1998, includes $6,374 for executive life insurance (including tax gross-up payments), $20,670 for an executive car and related expenses (including tax gross-up payments), $5,360 for club memberships, $4,000 for financial planning services and $2,008 for personal use of Company aircraft. For 1997, includes $6,374 for executive life insurance (including tax gross-up payments), $19,578 for an executive car and related expenses (including tax gross-up payments), $5,360 for club memberships, $4,000 for financial planning services and $1,506 for personal use of Company aircraft.

(j) For 1999, includes $18,833 for executive life insurance (including tax gross-up payments), $19,876 for an executive car and related expenses (including tax gross-up payments), $30,427 for club memberships and $1,350 for financial planning services. For 1998, includes $18,833 for executive life insurance (including tax gross-up payments), $19,832 for an executive car and related expenses (including tax gross-up payments), $7,972 for club memberships, $1,208 for financial planning services and $2,008 for personal use of Company aircraft. For 1997, includes $18,833 for executive life insurance (including tax gross-up payments), $18,784 for an executive car and related expenses (including tax gross-up payments), $6,861 for club memberships, $850 for financial planning services and $1,506 for personal use of Company aircraft.

STOCK OPTIONS

     The following table sets forth certain information concerning individual exercises of stock options by the named executive officers during fiscal 1999, as well as the number and value of options outstanding at the end of fiscal 1999 for each of the named executive officers. There were no individual grants of options to purchase Company Common Stock made to the named executive officers during fiscal 1999.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION/SAR VALUES(A)

                                                                NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                                  OPTIONS/SARS AT                 OPTIONS/SARS AT
                                                                 FISCAL YEAR-END(#)              FISCAL YEAR-END($)
                           SHARES ACQUIRED      VALUE       ----------------------------    ----------------------------
         NAME              ON EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
         ----              ---------------   -----------    -----------    -------------    -----------    -------------
Kenneth F. Yontz..........         0              N/A       789,924         750,000       10,568,789       1,945,350
Frank H. Jellinek, Jr. ...    50,672        1,017,192       298,400         562,500        2,477,796       1,459,013
Floyd W. Pickrell, Jr. ...   179,734        3,409,626       238,220         433,500        2,020,766       1,124,412
R. Jeffrey Harris.........         0              N/A       587,820         375,000        8,974,218         972,675
Dennis Brown..............    76,450        1,440,156       825,018         375,000       13,598,598         972,675

---------------
(a) Consists entirely of stock options.

EMPLOYMENT CONTRACTS

     All of the named executive officers have entered into employment contracts (the "Employment Contracts") with the Company. Each of the Employment Contracts provided for an initial term which expired on December 31, 1993. Each of the Employment Contracts provides that at the close of the initial term, and at the close of each two-year term thereafter, the contract is extended for a two-year period unless written notice of an intention not to renew the Employment Contract is given to the other party thereto by either the employee or the Company at least ninety days prior to the date the automatic extension otherwise would occur. Each of the Employment Contracts also provides that upon a Change in Control (as defined in the Employment Contract) the term shall automatically be extended for a two-year period ending on the second anniversary of the Change in Control. Pursuant to each of their respective Employment Contracts, these executive officers have agreed to serve in their respective executive officer capacities, and each is to devote his full time to the performance of his duties thereunder. The Employment Contracts of Messrs. Yontz, Jellinek, Pickrell, Harris and Brown provide for calendar year 1999 base salaries of $750,000, $530,000, $400,000, $320,000 and $320,000, respectively, which base salaries are subject to annual merit increases at the discretion of the Compensation/Stock Option Committee. In addition, these executives are entitled to benefits customarily accorded executives of the Company and its subsidiaries, including participation in the Company's Senior Executive Incentive Compensation Plan. In the event of death or permanent disability, the executive, his beneficiaries or estate, as the case may be, will be entitled to continue to receive the executive's then current base salary for a period of twelve months following the termination of employment as a result of such event. In addition, each Employment Contract may be terminated at any time by the Board of Directors for Cause (as defined in the Employment Contract). Each of the Employment Contracts provides that if an event constituting a Change in Control shall have occurred, the executive officer is entitled to receive a severance payment equal to 2.99 times such officer's "Base Amount" as such term is defined under section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), upon the termination of his employment with the Company or its subsidiaries unless such termination is (i) because of death or retirement, (ii) by the Company or any of its subsidiaries for total disability or Cause, or (iii) by such officer other than for Good Reason (as defined in the Employment Contract). The Company must require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume the Company's obligations pursuant to the Employment Contracts, and any failure to obtain such assumption shall entitle the executives to the same benefits they would receive if they terminated the Employment Contracts on the date of succession for Good Reason following a Change in Control. The Employment

Contracts also subject the executives to confidentiality obligations and contain restrictions on their competing with, and soliciting clients and employees of, the Company for a period of one and three years, respectively, following termination of the Employment Contract.

PENSION BENEFIT PLANS

     Retirement Plan. The Company has a Retirement Security Plan (the "Retirement Plan") for certain U.S. employees who are not covered by a collective bargaining agreement, including its executive officers. The plan combines several prior pension plans of the company formerly known as Sybron Corporation and acquired by the Company in 1987 (the "Acquired Company") and is a "career average" type plan. The benefit formula directly relates to annual salary, length of service and Social Security covered compensation. To the extent that pension benefits exceed the benefit limits and limits on covered compensation imposed by the Employee Retirement Income Security Act of 1974, as amended, the Company plans to make the appropriate payments under the unfunded pension plan described below as they become due. The total compensation covered by the Retirement Plan (including unfunded amounts) is the amount shown in the salary and bonus columns of the Summary Compensation Table.

     Annual pension benefits expected to be distributed upon retirement (normally at age 65) to most executive officers of the Company, including the named executive officers, are equal to the sum of past and future service benefit formulas. Past service benefit (for service prior to January 1, 1987) is an amount equal to the sum of (a) 0.0105 times the average annual pay for the employee's final three years, up to the Social Security covered compensation for 1987, plus (b) 0.015 times the average annual pay for the employee's final three years, in excess of the Social Security covered compensation in 1987, which sum is multiplied by the total number of years of credited service before January 1, 1987. The amount so calculated is reduced by the amount of any benefit the participant is eligible to receive from a prior pension plan or due to participation in any prior profit sharing plan. Future service benefit (for service since January 1, 1987) for credited service not in excess of 35 years is an amount equal to the sum of all future year annual benefits calculated for each year as 0.0105 times annual pay up to the Social Security covered compensation for that year, plus 0.015 times annual pay in excess of the Social Security covered compensation for that year. Future service benefit for credited service in excess of 35 years is an amount equal to 0.014 times a participant's annual salary for such year. The Company may from time to time move the past service formula to a more current date which would have the effect of increasing the amount of average compensation upon which benefits are calculated.

     The following table illustrates the projected annual pension benefits payable for life (without provision for survivor pension) from the Retirement Plan and, where applicable, the Unfunded Plan described below upon retirement at age 65 to the executive officers named in the Summary Compensation Table.

                                                  PROJECTED             ASSUMED         FULL YEARS OF
                   NAME OF                    ANNUAL RETIREMENT     ADDITIONAL YEARS    SERVICE AS OF
                 INDIVIDUAL                   BENEFIT AT AGE 65*       OF SERVICE       SEPT. 30, 1999
                 ----------                   ------------------    ----------------    --------------
Kenneth F. Yontz.............................      $477,892                10                 13
Frank H. Jellinek, Jr........................       386,600                11                 32
Floyd W. Pickrell, Jr........................       228,770                12                 26
R. Jeffrey Harris............................       297,546                21                 14
Dennis Brown.................................       181,988                14                  6

---------------
* Assumes no salary increases.

     As of December 31, 1985, the Acquired Company had purchased annuities to cover past service benefits for all employees covered under the Salaried Pension Plan of the Acquired Company through such date.

     Unfunded Pension Plan. The Company currently maintains an unfunded, non-qualified retirement plan providing benefits to employees of the Company in excess of the limitations set forth under section 415 of the Code (the "Unfunded Plan"). The individuals named in the Summary Compensation Table and executives as a group are eligible to participate in the Unfunded Plan.

     Under the Unfunded Plan, benefits are paid from a Rabbi Trust sponsored by the Company. Participants are entitled to a monthly benefit upon their retirement equal to the actuarial value of the benefit that would be payable to the participant if the provisions of the Retirement Plan dealing with limits on pensions pursuant to Code section 415 were inapplicable.

     The compensation covered by the Unfunded Plan includes salary, bonus, and deferred compensation payable to the participant for services rendered. The compensation in the salary and bonus columns of the Summary Compensation Table, above, includes each of these elements. For Mr. Yontz, the benefit was calculated using his 1999 calendar year base salary of $750,000 and the bonus earned for fiscal 1999 of $1,183,875. Benefits under the Unfunded Plan are computed on a straight-life annuity basis, and are subject to an offset of the actuarial value of benefits payable to participants under the terms of the Retirement Plan.

           PROPOSAL TO REAPPROVE THE SYBRON INTERNATIONAL CORPORATION
                  SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

     The shareholders of the Company approved the Sybron International Corporation Senior Executive Incentive Compensation Plan (the "Incentive Plan") at the 1995 Annual Meeting, and approved amendments to the Incentive Plan at the 1997 Annual Meeting. As permitted by the Incentive Plan, the Compensation/ Stock Option Committee (the "Committee") further amended the Incentive Plan in 1998 and 1999 to make it more restrictive and to better control working capital and capital expenditures. The Incentive Plan, as amended and restated, is being submitted to the shareholders for reapproval because Section 162(m) of the Internal Revenue Code requires such reapproval by the Company's shareholders every five years for the Company to remain eligible for a tax deduction for awards paid under the Incentive Plan to an executive officer of the Company whose annual compensation is in excess of $1 million.

     The principal objectives of the Incentive Plan are to (i) emphasize performance-based compensation, (ii) align internal financial goals, year-over-year earnings growth, enhancement of shareholder value and executive incentives, and (iii) assist in attracting and retaining qualified managerial employees by providing a total compensation opportunity competitive with the marketplace.

     A copy of the Incentive Plan, as amended and restated, is attached hereto as Exhibit A. The following description of the Incentive Plan is qualified in its entirety by reference to the complete text set forth in Exhibit A.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" REAPPROVAL OF THE INCENTIVE PLAN.

PRINCIPAL TERMS OF THE INCENTIVE PLAN

     Any key executive who can directly influence the financial results of the Company or its subsidiaries is eligible to participate in the Incentive Plan. The pool of individuals eligible to participate in the Incentive Plan is determined annually by the Committee. For fiscal 1999, there were 20 eligible participants in the Incentive Plan. Information with respect to awards made during fiscal 1999 is contained in the "New Plan Benefits" table below.

     An award under the Incentive Plan is calculated by multiplying the participant's target award by the applicable success factor. A participant's target award depends upon a percentage of base salary associated with the participant's salary grade. For those participants who work for one of the Company's operating subsidiaries, the success factor depends upon the financial performance of that subsidiary. For those participants who have overall corporate responsibilities, the success factor is based upon a weighted average of the financial performance of each subsidiary. In no event may the actual award for a plan year for any participant exceed $2.8 million.

     The terms of the Incentive Plan, as approved by the shareholders, permit the Committee to amend the provisions of the Incentive Plan to further restrict the conditions pursuant to which awards under the Incentive Plan may be made. The Committee took such action in fiscal 1998 and fiscal 1999 to better control working capital and capital expenditures by imposing a cost of capital charge for working capital or capital expenditures which exceed certain amounts. Those amendments are reflected in the following description of the principal terms of the Incentive Plan, as well as in the copy of the Incentive Plan attached hereto as Exhibit A.

     Following is an explanation of the calculation of both the target award and the applicable success factor, along with an example of how an award under the Incentive Plan is calculated.

     Target Award Calculation

     The target award for a participant in the Incentive Plan is a percentage of the participant's annual base salary as of the end of the year for which the award is payable, which percentage is based upon salary grade. The target awards range from 16% of base salary for a participant at executive salary grade 3 to 55% of base salary for a participant at executive salary grade 21. For example, an executive officer with salary grade 17 and a salary of $400,000 would have a target award of 50% of the executive's base salary, or $200,000. This amount would be multiplied by the applicable success factor to determine the participant's award under the Incentive Plan.

     Success Factor Calculation

     The success factor is calculated by totaling the percentages by which the actual performance with respect to certain financial measurement components exceeds the goals set forth for such components. If certain threshold results are not achieved, then the success factor will be 0% and no bonus will be paid. Certain of the components are subject to caps regardless of the level of performance.

     The financial measurement components of the success factor are as follows: actual operating income compared to budget (the "Budgeted Operating Income Component") and growth in operating income over the prior year (the "Year-Over-Year Growth Component"). The performance threshold for the Budgeted Operating Income Component is the achievement of at least 80% of the budgeted amount. Performance between 80% and 100% of the budgeted amount results in a proportionate credit to the success factor. No credit is given for performance over 100% of the budgeted amount for this component. This limitation means that the portion of the success factor attributable to this component cannot exceed an aggregate of 100%.

     The performance threshold for the Year-Over-Year Growth Component is an 8% growth in operating income over the prior year. The credit to the success factor is 0% until 8% growth is achieved, at which level the credit to the success factor is 80%. At 10% growth, the credit to the success factor is 100%, and so on with a proportionate, linear increase in the credit to the success factor for growth beyond 10%.

     Earnings growth through acquisitions is encouraged by the Incentive Plan because earnings from acquisitions are included in operating income. However, operating income is adjusted to offset the imputed cost of funding the acquisition and the amortization of intangibles associated with the acquisition.

     To further control cash flow, certain penalties are applied through an adjustment to operating income if capital expenditures or investments in working capital exceed predetermined levels. If a business' capital expenditures exceed its depreciation, it will be charged an 8% cost of capital on the excess. If a business' working capital ratio (working capital / sales) exceeds the average level of its previous four years' working capital ratios, it will be charged an 8% cost of capital on the product of such excess multiplied by its sales.

     Calculation of Incentive Award -- Example

     As stated above, an incentive award is calculated by multiplying a participant's target award by the applicable success factor. As an example, assume: (1) an executive officer participant who is an employee of a subsidiary of the Company with a salary of $400,000, at salary grade 17 (which corresponds to a target award of 50% of base salary); (2) the subsidiary achieves operating income of 105% of the amount budgeted; and (3) the subsidiary achieves operating income growth of 10% over the prior year's operating income.

     This participant's target award would be $200,000 (i.e., 50% of $400,000). The applicable success factor would be calculated as follows:

    -      Budgeted Operating Income Component (105% of budget, capped     100%
           at 100%)....................................................
    -      Year-Over-Year Growth Component (10% growth equals a 100%
           credit to the                                                   100%
           success factor).............................................
                                                                           ---
    -      Success factor (aggregate of the components)................    200%

     The incentive award would be equal to $400,000, which is $200,000 (the target award) multiplied by 200% (the success factor).

     Miscellaneous

     Awards under the Incentive Plan are paid in cash as soon as practicable after the financial results for the relevant plan year have been determined. The actual award for a participant who is transferred between subsidiaries within a plan year is based upon a pro rata calculation of the financial performance of each subsidiary for which the participant worked during the plan year.

     Participants who terminate employment other than for retirement, disability or death at any time during a plan year or before award payments are made with respect to that plan year shall not be entitled to receive any award under the Incentive Plan unless specifically approved by the Committee. Participants (or their beneficiaries or legal representatives, if applicable) who retire, become disabled or die during a plan year shall receive an actual award based upon the portion of the plan year during which the participant was actively employed.

     The Incentive Plan is administered by the Committee, no member of which is eligible for an award thereunder. The Committee has the authority to interpret the provisions of the Incentive Plan, identify eligible key employees to participate therein, and establish rules and regulations and make all determinations necessary or advisable for the administration of the plan. In the event of special circumstances of an unusual or significant nature outside the course of normal business operations, the Committee may also adjust previously approved financial objectives of the Company or its subsidiaries, or the amount of an award earned under the Incentive Plan, if the Committee believes the integrity, purpose and fairness of the Incentive Plan would be better served. However, any such adjustment made after the beginning of the period in which awards are earned shall not permit the actual awards earned, either by any participant or in the aggregate, to be greater than they would have been had the financial objectives approved prior to such period been operative. The Committee may at any time amend, suspend or terminate the Incentive Plan.

FEDERAL TAX CONSEQUENCES OF INCENTIVE PLAN AWARDS

     A participant will realize income at the time an award is paid to the participant under the Incentive Plan. The Company will be entitled to a deduction for the amount of the award at the same time provided that, with respect to the deduction to be taken for any award paid to an executive officer who is subject to Section 162(m) which exceeds, when combined with other compensation paid to that officer, $1 million, shareholder reapproval of the Incentive Plan is obtained and the Incentive Plan continues to qualify for such deduction under Section 162(m).

NEW PLAN BENEFITS

     The following table sets forth certain information with respect to awards earned during fiscal 1999 by the designated individuals pursuant to the Incentive Plan:

                                                                DOLLAR VALUE OF
                     NAME AND POSITION                             AWARDS($)
                     -----------------                          ---------------
Kenneth F. Yontz............................................      $1,183,875
  Chairman of the Board, President and Chief Executive
     Officer
Frank H. Jellinek, Jr.......................................      $  932,588
  President, Sybron Laboratory Products Corporation
Floyd W. Pickrell, Jr.......................................      $  424,000
  President, Sybron Dental Specialties, Inc.
R. Jeffrey Harris...........................................      $  413,280
  Vice President -- General Counsel and Secretary
Dennis Brown................................................      $  413,280
  Vice President -- Finance, Chief Financial Officer and
     Treasurer
Executive Group (5 persons).................................      $3,367,023
Non-Executive Officer Director Group........................               0
Non-Executive Officer Employee Group (15 persons)...........      $1,536,067

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, its executive officers, and any persons who beneficially own more than 10% of the Company's Common Stock are required to report their initial ownership of Company Common Stock and subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by those due dates during fiscal 1999. Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that all of those filing requirements were satisfied with respect to fiscal 1999.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Acting on the recommendation of the Audit Committee, the Board of Directors has selected the public accounting firm of KPMG LLP (formerly KPMG Peat Marwick
LLP) as the Company's independent auditors for the current fiscal year. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement on behalf of KPMG LLP if desired.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals for the 2001 Annual Meeting of Shareholders of the Company must be received no later than August 24, 2000 at the Company's principal executive offices, 411 East Wisconsin Avenue, 24th Floor, Milwaukee, Wisconsin 53202, directed to the attention of the Secretary, in order to be considered for inclusion in next year's annual meeting proxy material under the Securities and Exchange Commission's proxy rules. Under the Company's Bylaws, written notice of shareholder proposals for the 2001 Annual Meeting of Shareholders of the Company which are not intended to be considered for inclusion in next year's annual meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received no later than December 4, 2000 and no earlier than November 4, 2000 at such offices, directed to the attention of the Secretary, and such notice must contain the information specified in the Company's Bylaws.

     The foregoing notice and Proxy Statement are sent by order of the Board of Directors.

                                            R. JEFFERY HARRIS

                                            R. JEFFREY HARRIS
                                            Secretary
December 22, 1999

     A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999 HAS BEEN PROVIDED WITH THIS PROXY STATEMENT. THE COMPANY WILL PROVIDE TO ANY SHAREHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST OF SUCH SHAREHOLDER, AN ADDITIONAL COPY OF SUCH ANNUAL REPORT. SUCH REQUESTS SHOULD BE ADDRESSED TO TRICIA MINTZLAFF, SYBRON INTERNATIONAL CORPORATION, 411 EAST WISCONSIN AVENUE, 24TH FLOOR, MILWAUKEE, WISCONSIN 53202.

                                                                       EXHIBIT A

                        SYBRON INTERNATIONAL CORPORATION
                              AMENDED AND RESTATED
                  SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

                                POLICY STATEMENT

1. OBJECTIVES

     The Sybron International Corporation Senior Executive Incentive Compensation Plan ("Plan") is designed to:

     - Focus the efforts of the organization on improving shareholder value.

     - Effectively motivate and reward key employees according to their contributions to organizational success.

     - Serve as a management tool in directing energies of key employees towards the achievement of agreed upon operating goals for each unit and for the Company in aggregate.

     - Equate personal financial success with organizational financial success.

     - Assist in retaining and attracting qualified managerial employees by providing a total compensation opportunity competitive with the marketplace.

2. ADMINISTRATION

     The Plan shall be administered by the Compensation/Stock Option Committee of the Board of Directors ("Committee"). No member of the Committee shall be eligible for awards under the Plan.

     The Committee shall interpret the Plan, identify those Subsidiaries eligible to participate in the Plan, establish rules and regulations for the administration thereof, and make all determinations deemed necessary or advisable for the administration of the Plan. The Committee shall be assisted by the Corporate Human Resources Department staff in fulfilling its administrative responsibilities.

3. ELIGIBILITY

     Key executives who can directly influence the financial results of Sybron International Corporation or its Subsidiaries shall constitute the class of employees eligible to participate in the Plan.

     "Subsidiary" shall mean any Subsidiary of the Corporation designated by the Committee for the purpose of financial measurement and the determination of payments under the Plan prior to the beginning of the period during which awards are earned. An individual's eligibility to participate under the Plan shall be determined annually by the Committee. Participation in the Plan during a fiscal year shall not imply the right of participation in any following year.

4. TARGET AWARDS

     Target Awards for all participants shall be a percentage of the participant's actual annual base salary as of the end of each plan year for which awards are payable. The percentage shall be determined from the salary grade to which the participant is assigned as of the end of the plan year, all as set forth in the Administrative Guidelines for the Plan which are included by reference herein.

     Bonuses will be based on a combination of operating earnings growth and actual financial results compared with budgeted results for the year. Bonuses at the corporate level shall be determined by computing the weighted average of the performance of each Subsidiary.

5. DETERMINATION OF ACTUAL AWARDS

     A participant's Actual Award will be determined by multiplying the total Target Award by a Success Factor.

     The Success Factor is the aggregate of two different elements of financial performance; namely, operating income compared with budget and growth in earnings over prior year. The budgeted operating income component cannot exceed 100%.

     Composition of the Success Factor is as follows:

        Operating income performance vs. budget (capped at 100%)   =    a
        Growth in operating income performance                     =    b
                                                                       ---
        Success Factor                                             =   a+b
                                                                       ===

     Section 5 of the Administrative Guidelines defines elements of the Success Factor in detail and a rather complete example of how an individual's bonus is computed can be found following Section 10 of the Administrative Guidelines.

     Notwithstanding any other provision of this Plan, in no event shall the Actual Award for a plan year for any participant exceed $2,800,000 (the "Maximum Dollar Amount").

6. CHANGE IN EMPLOYMENT STATUS

     Participants who are transferred between Subsidiaries within a plan year shall receive an award based on a pro rata calculation of the Financial Performance Components of any Subsidiary in which the participants were employed during the plan year. Participants who terminate employment with the Corporation or Subsidiary, or whose employment is terminated by the Corporation or Subsidiary (except for retirement, disability or death), at any time during a plan year or before award payments are made shall not be entitled to receive any awards under the Plan, unless such awards are specifically approved by the Committee.

     Participants (or their beneficiaries or legal representatives) who retire, become disabled or die during the plan year shall receive an Actual Award based on the portion of the plan year during which the participant was actively employed.

7. METHOD OF PAYMENT

     Awards under the Plan shall be paid in cash as soon as practicable after financial results for the plan year have been determined and verified.

8. COMMITTEE DISCRETION

     In the event of special circumstances of unusual or significant nature outside the course of normal business operations, the Committee may adjust previously approved financial objectives of the Corporation or any of its Subsidiaries, or the amount of Actual Awards earned, when it believes the integrity, purpose and fairness of the Plan will be better served. Any such adjustment made after the beginning of the period in which the awards are earned shall not, however, permit Actual Awards, either to any person or in the aggregate, to be greater than they otherwise would have been under the financial objectives approved prior to the beginning of such period.

9. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

     The Committee may, at any time, amend, suspend or terminate the Plan.

                           ADMINISTRATIVE GUIDELINES

     The Administrative Guidelines ("Guidelines") have been established by the Corporate Human Resources Department staff, approved by the Compensation/Stock Option Committee ("Committee") of the Board of Directors, and shall remain in effect until changed by the Committee. These Guidelines combined with the Sybron Senior Executive Compensation Plan Policy Statement (together, the "Plan") shall govern the amounts and terms of incentive awards payable to eligible participants.

1. TARGET AWARDS

     Target Awards shall be determined from a participant's salary grade. Current salary schedules and Target Award percentages for U.S. and non-U.S. participants are included in Section 9 below. The Target Award for all participants shall be the pre-determined percentage for the participant's grade applied against the base salary of the participant as of the end of each plan year.

2. ACTUAL AWARDS

     A participant's Actual Award will be determined by multiplying the total Target Award by a Success Factor, provided that the Actual Award shall not exceed the Maximum Dollar Amount.

3. SUCCESS FACTOR (OPERATING SUBSIDIARIES)

     The Success Factor for operating Subsidiaries is determined by aggregating actual performance for each of the two contributing elements.

     As defined in Section 5 of the Plan Policy Statement, elements of the Success Factor are:

               Operating income performance vs. budget
             + Growth in operating income performance

     Actual performance will be measured at currency exchange rates consistent with those budgeted to neutralize the effects of foreign exchange movements.

4. SUCCESS FACTOR (CORPORATE EMPLOYEES)

     The corporate Success Factor will be equal to a weighted average of the Success Factors derived for each of the operating Subsidiaries.

     The weighting of Success Factors will be based on actual levels of operating income for each Subsidiary.

5. SUCCESS FACTOR -- ELEMENTS

     Participants will be rewarded according to performance in each of the following areas:

          (i) Actual operating income compared with budget.*

             - Award will be zero until 80% of budgeted operating income is achieved. Maximum award will be equal to 100% when budgeted operating income is achieved. Performance between 80% and 100% of budgeted income would result in a proportional award being earned.

OPERATING INCOME

    BUDGET AMOUNT
       ($000)
---------------------------------------------------------------------------------------------------------------------------------
Percent Achievement     80    81    82    83    84    85    86    87    88    89    90    91    92    93    94    95    96    97

    BUDGET AMOUNT
       ($000)
Percent Achievement     98    99   100

          (ii) Actual rate of growth in operating income over prior year.*

             - Award will be zero until 8% growth in operating earnings over prior year is achieved. At a growth level of 8%, the award will be equal to 80%.

           - At 10% growth, the award will be equal to 100% and at 20% growth, the award will be 200%, continuing on a linear basis, in an unlimited fashion such that for each 10% growth, the award will be equal to 100%.

OPERATING INCOME GROWTH

    Percent Growth
    Achieved                     8          10          12          14          16          18          20          22          24
    Percent
    Achievement........         80         100         120         140         160         180         200         220         240

            26          28          30
           260         280         300

                   * Earnings from acquired businesses will also be included, subject to adjustment as described below.

6. EARNINGS FROM ACQUISITIONS

     An important goal of this Plan is to encourage the acquisition of suitable companies and/or product lines as a way of growing earnings.

     Earnings from acquisitions will, therefore, be included in the Success Factor element after an adjustment is made to the basis of measurement to offset the imputed cost of funding the acquisition and the amortization of intangibles associated with the acquisition.

7. IMPUTED COST OF CAPITAL

     With respect to acquisitions, there will be charged an imputed cost of capital equal to 8% of the purchase price of the acquired business for the first twelve months following an acquisition. Thereafter, this charge will be decreased by 1% each year to reflect the anticipated positive cash flow from the earnings of the acquired entity.

     An imputed cost of capital of 8% will be charged when the amount by which the applicable plan year's working capital ratio (computed on a 13-month average, September through September, basis) exceeds the average of the previous four years' working capital ratios (computed on a similar basis). The charge is calculated by multiplying such excess, if any, by the applicable plan year's sales, and charging 8% on such product. Additionally, an imputed cost of capital of 8% will be charged for the amount by which the applicable plan year's capital expenditures exceed such year's depreciation if such excess occurs.

     From time to time the percentage imputed cost of capital charge may change if commercial interest rates change.

8. DEFINITION OF OPERATING INCOME

     For purposes of this policy, operating income is operating income as adjusted, which means operating income as reported on management accounting statements, less amortization of intangible assets, less the imputed cost of capital.

EXAMPLE

- Subsidiary operating income for applicable plan year
excluding acquisition.......................................  $100,000,000
- Acquisition cost of "NEWCO" made 10/1 of year 1...........     5,000,000
- Net book value of "NEWCO".................................     3,000,000
- "NEWCO" goodwill..........................................     2,000,000
- "NEWCO" annual operating earnings.........................     1,000,000
- Subsidiary applicable plan year sales.....................   500,000,000
- Applicable plan year's working capital ratio..............         25.1%
- Average of previous four years' working capital ratios....         23.4%
- Capital expenditures for applicable plan year.............    10,000,000
- Depreciation for applicable plan year.....................     8,000,000

A. COST OF CAPITAL CHARGE FOR ACQUISITIONS ($ IN THOUSANDS)

----------------------------------------------------------------------------------------------------------------
                                                              YEAR 1    YEAR 2    YEAR 3    YEAR 4    YEAR 5
----------------------------------------------------------------------------------------------------------------
    Cost of Capital Rate                                         8%        7%        6%        5%        4%
    Purchase Cost of "NEWCO"                                  5,000     5,000     5,000     5,000     5,000
    Cost of Capital Charge                                     (400)     (350)     (300)     (250)     (200)
----------------------------------------------------------------------------------------------------------------

B. COST OF CAPITAL CHARGE FOR EXCESS WORKING CAPITAL ($ IN THOUSANDS)

-----------------------------------------------------------------------------
    - Applicable Plan Year's Working Capital Ratio                  25.1%
    - Average of Prior Four Years' Working Capital Ratio            23.4%
    - Applicable Plan Year's Sales                                500,000
-----------------------------------------------------------------------------
    Working Capital Charge 500,000 X (.251-.234) X .08                680
-----------------------------------------------------------------------------

C. COST OF CAPITAL CHARGE FOR EXCESS CAPITAL EXPENDITURES ($ IN THOUSANDS)

----------------------------------------------------------------------------
    - Applicable Plan Year's Capital Expenditures                 10,000
    - Applicable Plan Year's Depreciation                          8,000
----------------------------------------------------------------------------
    Cost of Capital Charge (10,000 -- 8,000) X .08                   160
----------------------------------------------------------------------------

D. ADJUSTED OPERATING INCOME COMPUTATION ($ IN THOUSANDS)

------------------------------------------------------------------------------------------------------------
                                                     YEAR 1     YEAR 2     YEAR 3     YEAR 4     YEAR 5
------------------------------------------------------------------------------------------------------------
    - Subsidiary Earnings Excluding Acquisition      100,000    100,000    100,000    100,000    100,000
    - "NEWCO" Earnings                                 1,000      1,000      1,000      1,000      1,000
    - Amortization of Goodwill                           (50)       (50)       (50)       (50)       (50)
    - Cost of Capital -- Acquisitions                   (400)      (350)      (300)      (250)      (200)
    - Cost of Capital -- Excess Working Capital         (680)         *          *          *          *
    - Cost of Capital -- Excess Capital
    Expenditures                                        (160)         *          *          *          *
------------------------------------------------------------------------------------------------------------
    Adjusted Operating Income                         97,100    100,600    100,650    100,700    100,750
------------------------------------------------------------------------------------------------------------

* Amount depends on working capital, capital expenditures and depreciation calculations for these years.

9. SALARY GRADES/TARGET AWARD PERCENTAGES

                                 SALARY GRADES/
                            TARGET AWARD PERCENTAGES

  ---------------------------------------------------------------------------

                  U.S.                                   NON-U.S.
---------------------------------------------------------------------------------
   SALARY GRADE        TARGET AWARD %       SALARY GRADE        TARGET AWARD %
---------------------------------------------------------------------------------
         3                  .16                   3                  .11
         4                  .18                   4                  .13
         5                  .20                   5                  .15
         6                  .22                   6                  .17
         7                  .24                   7                  .19
         8                  .26                   8                  .21
         9                  .28                   9                  .23
        10                  .30                  10                  .25
        11                  .33
        12                  .36
        13                  .39
        14                  .42
        15                  .45
        16                  .48
        17                  .50
        18                  .52
        19                  .53
        20                  .54
        21                  .55

10. FORMULA FOR CALCULATION OF BONUS AWARDS

     Target Award

     Base Salary at 9/30 x Salary Grade Target Award Percent

     Bonus Award

     Target Award x Average Success Factor

     Bonus Award for Corporate Staff Participants

     Target Award x Weighted Average Success Factor

     (Weighting based upon actual operating income at each Subsidiary.)

     Success Factor Components Above Thresholds

           Operating Income Percent Achieved (capped at 100%)

        + Operating Income Growth Percent Achieved

        = Success Factor
           ____________

EXAMPLE

  Assumptions:

          1. U.S. executive -- Grade 12

          2. Budgeted operating income -- $12,500,000

          3. Actual operating income -- $13,000,000

          4. Prior year's operating income -- $11,600,000

          5. Operating income growth -- 12%

          (i) Operating Income Achievement

            Actual                   $13,000,000
            ------------------------------------
            Budget                   $12,500,000

          Performance exceeds 100%, therefore,
           award equal to maximum.                = 100

        (ii) Operating Income Growth
           Actual growth = 12%
           Which corresponds with award of         = 120

     Determination of Success Factor

          Operating Income Percent Achieved           =   100
        + Operating Income Growth Percent Achieved    =   120
                                                          ---
        Success Factor                                    220
                                                          ===

     Bonus Calculation

        Grade 12 Target Award %   0.36

     Bonus as Percent of Base Salary

        0.36 X 220%               79.2%, but not to exceed the Maximum Dollar Amount.

                              AMENDED AND RESTATED
                  SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

                         FINANCIAL MEASUREMENT CRITERIA

                                  DEFINITIONS

1. OPERATING INCOME, AS ADJUSTED

        Net Sales
   -    (Cost of Sales)
   -    (Commercial Expenses)
   -    (Cost of Capital Imputation)
   -    (Amortization of Intangibles)
        -------------------------------
   =    Adjusted Operating Income
        ===============================

2. WORKING CAPITAL

        Trade Accounts Receivable
   +    Inventory
   -    (Trade Accounts Payable)
        ----------------------------
   =    Working Capital
        ============================

3. WORKING CAPITAL RATIO

   Working Capital
   ---------------    X  100
        Sales

4. COST OF CAPITAL

   For imputation on acquisition earnings = 8% of transaction cost.

   For imputation on excess working capital = 8% of the product of the amount (if any) by which the applicable year's working capital ratio exceeds the average of the previous four years' working capital ratios, multiplied by the applicable year's sales.

   For imputation on excess capital expenditures = 8% of the amount (if any) by which the applicable year's capital expenditures exceed such year's depreciation.

     (Rate subject to annual review.)

0697-PS-99

                        SYBRON INTERNATIONAL CORPORATION



                      2000 ANNUAL MEETING OF SHAREHOLDERS


                                FEBRUARY 2, 2000
                                   10:00 A.M.


               YOU MAY VOTE BY TELEPHONE, BY INTERNET, OR BY MAIL
                       (SEE INSTRUCTIONS ON REVERSE SIDE)


                             YOUR VOTE IS IMPORTANT




[0697 - SYBRON INTERNATIONAL CORPORATION] [FILE NAME: SYB63B.ELX] [VERSION - 2] [12/10/99] [ORIG. 12/9/99]


SYB83B                            DETACH HERE

                                     PROXY

                       SYBRON INTERNATIONAL CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Kenneth F. Yontz, Dennis Brown and R. Jeffrey Harris, or any of them, with the power of substitution to each, are hereby authorized to represent the undersigned at the Annual Meeting of Shareholders of Sybron International Corporation to be held in New York, New York, on Wednesday, February 2, 2000, at 10:00 a.m., Eastern Standard Time, and to vote the number of shares which the undersigned would be entitled to vote if personally present on the matters listed on the reverse side hereof and in their discretion upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof, all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

  TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIGN AND DATE THIS CARD IN THE SPACES ON THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.




---------------                                                ---------------
| SEE REVERSE |   CONTINUED AND TO BE SIGNED ON REVERSE SIDE   | SEE REVERSE |
|     SIDE    |                                                |     SIDE    |
---------------                                                ---------------

---------------------                             --------------------
| VOTE BY TELEPHONE |                             | VOTE BY INTERNET |
---------------------                             --------------------

It's fast, convenient, and immediate!             It's fast, convenient, and your vote is immediately
Call Toll-Free on a Touch-Tone Phone              confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

FOLLOW THESE FOUR EASY STEPS:                     FOLLOW THESE FOUR EASY STEPS:

1. READ THE ACCOMPANYING PROXY STATEMENT AND      1. READ THE ACCOMPANYING PROXY STATEMENT AND
   PROXY CARD.                                       PROXY CARD.

2. CALL THE TOLL-FREE NUMBER                      2. GO TO THE WEBSITE
   1-877-PRX-VOTE (1-877-779-8683). FOR              HTTP://WWW.EPROXYVOTE.COM/SYB
   SHAREHOLDERS RESIDING OUTSIDE THE UNITED
   STATES CALL COLLECT ON A TOUCH-TONE PHONE      3. ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER
   1-201-536-8073.                                   LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME.

3. ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER       4. FOLLOW THE INSTRUCTIONS PROVIDED.
   LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME.

4. FOLLOW THE RECORDED INSTRUCTIONS.

YOUR VOTE IS IMPORTANT!                           YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!                      Go to HTTP://WWW.EPROXYVOTE.COM/SYB anytime!

          DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET




  [0697 - SYBRON INTERNATIONAL CORPORATION] [FILE NAME: SYB63A.ELX] [VERSION - 3] [12/13/99] [ORIG. 12/9/99]

SYB63A                                       DETACH HERE


-----  Please mark
| X |  votes as in                                                                                          ---
-----  this example                                                                                           |

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" (1) ELECTION OF DIRECTORS AND (2) REAPPROVAL OF THE SYBRON
INTERNATIONAL CORPORATION SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN. THIS PROXY WILL BE VOTED AS YOU
DIRECT: IN THE ABSENCE OF SUCH DIRECTION, IT WILL BE VOTED "FOR" EACH OF THESE MATTERS.

                                                                                     FOR   AGAINST  ABSTAIN
1. ELECTION OF DIRECTORS:                  2. To reapprove the Sybron International  -----   -----    -----
   NOMINEES: (01) Thomas O. Hicks and         Corporation Senior Executive Incentive |   |   |   |    |   |
             (02) Robert B. Haas              Compensation Plan.                     -----   -----    -----

     FOR      -----    -----  WITHHELD
     BOTH     |   |    |   |  FROM
    NOMINEES  -----    -----  BOTH
                              NOMINEES


 -----
 |   |
 -----  ---------------------------------------
        For both nominees except as noted above

                                                                                                      -----
                                                      MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   |   |
                                                                                                      -----


                                                              PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                                                              CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                              Please sign your name as it appears hereon.
                                                              Joint owners should each sign. Executors,
                                                              administrators, trustees, etc., should give
                                                              full title as such. If the signer is a
                                                              corporation, please sign in full corporate
                                                              name by duly authorized officer.


Signature:                       Date:                 Signature:                       Date:
          ----------------------      ----------------           ----------------------      ---------------

                 [SYBRON INTERNATIONAL CORPORATION LETTERHEAD]




                                                    December 31, 1999





Dear Shareholders:

     Enclosed is the Notice of Meeting and Proxy Statement for the Annual Meeting of Shareholders to be held on February 2, 2000, and a copy of our 1999 Annual Report to Shareholders which includes a copy of our Form 10-K filed with the Securities and Exchange Commission.

     Due to an unexpected delay in the production of our Annual Report after our proxy material was printed, the proxy statement and accompanying materials are first being mailed to shareholders on or about December 31, 1999, instead of December 22, 1999 as contemplated in the Proxy Statement. As noted in the proxy material, this year shareholders of record will have the option of voting by proxy electronically via the Internet or touch-tone telephone, in substantially the same manner as beneficial owners of our shares held in street name have been able to give their voting instructions for the past few years. This is just another alternative offered for your convenience; you may still give voting directions by completing and returning the appropriate paper form, if you prefer.

     Thank you for your support of our company as we all enter a new century of opportunities and challenges.

                                       Sincerely,

                                       /s/ Kenneth F. Yontz

                                       Kenneth F. Yontz
                                       Chairman of the Board,
                                       President and Chief Executive Officer